EXHIBIT 99.1

TranS1 Inc. Announces Appointment of Stephanie M. Fitts, Ph.D. as Vice President of Regulatory, Quality and Compliance

WILMINGTON, N.C., Sept. 17, 2012 (GLOBE NEWSWIRE) -- TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region, is pleased to announce the appointment of Stephanie M. Fitts, Ph.D. as Vice President of Regulatory, Quality and Compliance.

“We believe the addition of Stephanie to our team comes at a significant time as we re-launch AxiaLIF® with our category I code, develop complementary new products in minimally invasive spine surgery and expand internationally,” said Ken Reali, President and CEO of TranS1. “Stephanie’s significant experience in regulatory strategy will help us to expand AxiaLIF indications and continue to build on the Company’s strong compliance foundation.”

Dr. Fitts has nearly twenty years of medical device experience having worked in the areas of clinical research, regulatory, quality and compliance. For the past nine years, Dr. Fitts worked at Stryker Orthopaedics, a leading medical technology company that offers an array of medical technologies, including reconstructive, medical, surgical, and spine products. During her time at Stryker, she served in multiple leadership positions, including most rePcently as Senior Director, Regulatory Affairs and Compliance and, from 2008 until 2011, as Director, Regulatory Affairs and Compliance. Prior to her time at Stryker, she served as Senior Clinical Program Manager at Medtronic, Inc. from 2000 until 2003. Prior to that, Dr. Fitts held positions at Cardiac Rhythm Management and Telectronics Pacing Systems. Dr. Fitts holds a B.S. degree in Engineering Science from the University of Virginia, and a Ph.D in Bioengineering from the Pennsylvania State University.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system, and the VectreTM and AvatarTM posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.